Exhibit (i)


                    [Letterhead of Shearman & Sterling LLP]

                                December 19, 2003




Sanford C. Bernstein Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105


Ladies and Gentlemen:

         Sanford C. Bernstein Fund, Inc. (the "Fund"), which presently consists of twelve portfolios (each, a "Portfolio"), the Tax-Managed International Portfolio, International Portfolio, Emerging Markets Value Portfolio, Short Duration California Municipal Portfolio, Short Duration Diversified Municipal Portfolio, Short Duration New York Municipal Portfolio, U.S. Government Short Duration Portfolio, Short Duration Plus Portfolio, New York Municipal Portfolio, Diversified Municipal Portfolio, Intermediate Duration Portfolio and California Municipal Portfolio, is authorized to issue and sell eight billion two hundred million (8,200,000,000) shares of common stock, par value $.001 per share (the "Shares"), in the manner and on the terms set forth in its Registration Statement on Form N-1A filed with the Securities and Exchange Commission (File Nos. 33-21844 and 811-5555). The number of shares designated for each Portfolio is as follows:

     Portfolio                                            Shares Designated
     ---------                                            -----------------
     U.S. Government Short Duration                       200,000,000 shares
     Short Duration Plus                                  1,000,000,000 shares
     Diversified Municipal                                1,600,000,000 shares
     Intermediate Duration                                600,000,000 shares
     New York Municipal                                   800,000,000 shares
     California Municipal                                 800,000,000 shares
     Short Duration California Municipal                  100,000,000 shares
     Short Duration Diversified Municipal                 100,000,000 shares
     Short Duration New York Municipal                    100,000,000 shares
     Tax-Managed International                            1,000,000,000 shares
     Emerging Markets Value                               200,000,000 shares
     International                                        1,400,000,000 shares

          We have, as counsel, participated in certain proceedings relating to the Fund and to its Shares. We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of its Articles of Incorporation, as amended and restated to date and its By-Laws as amended and restated and, as currently in effect, a certificate of good standing issued by the State Department of Assessments and Taxation of Maryland on December 15, 2003 (the "Certificate") and other documents relating to its organization and operation, including but without limitation a copy of Articles Supplementary dated April 29, 2003, certified on May 6, 2003 by the Maryland State Department of Assessment and Taxation; a copy of Articles Supplementary dated August 21, 2003, certified on August 21, 2003 by the Maryland State Department of Assessment and Taxation and a copy of Articles Supplementary dated December 1, 2003, certified on December 2, 2003 by the Maryland State Department of Assessment and Taxation. We have also reviewed the above-mentioned Registration Statement and all amendments filed as of the date of this opinion and the documents filed as exhibits thereto. We are generally familiar with the corporate affairs of the Fund.

         Our opinion in paragraph 1 with regard to the valid existence of the Fund in the State of Maryland, its state of incorporation, is based solely upon the Certificate.

         Based upon the foregoing, it is our opinion that:

         1. The Fund has been duly incorporated and is validly existing under the laws of the State of Maryland.

         2. The Fund is authorized to issue eight billion two hundred million (8,200,000,000) Shares of which the total number of shares designated for each Portfolio is as set forth above. Under Maryland law, (a) the number of Shares may be increased or decreased by action of the Board of Directors, and (b) Shares which are issued and subsequently redeemed by the Fund will be, by virtue of such redemption, restored to the status of authorized and unissued shares.

         3. Subject to the continuing effectiveness of the Registration Statement and compliance with applicable state securities laws (as to either of which we express no opinion), and assuming the continued valid existence of the Fund under the laws of the State of Maryland, upon the issuance of the Shares for a consideration not less than the par value thereof as required by the laws of the State of Maryland, and for the net asset value thereof as required by the Investment Company Act of 1940, as amended, and in accordance with the terms of the Registration Statement, such Shares will be legally issued and outstanding and fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of the Registration Statement and with any state securities commission where such filing is required. We also consent to the reference to our firm as counsel in the prospectus and statement of additional information filed as a part thereof. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

         We are members of the Bar of the State of New York. The opinions expressed herein are based solely on our review of the Maryland General Corporation Law, and where applicable, published cases, rules or regulations relating thereto.


                                        Very truly yours,

                                        /s/ Shearman & Sterling LLP

                                        Shearman & Sterling LLP








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